Exhibit 5.1

CLEARY GOTTLIEB STEEN & HAMILTON LLP

AMERICAS	650 California Street, Suite 2400	EUROPE & MIDDLE EAST
NEW YORK	San Francisco, CA 94108-2702	ABU DHABI
SAN FRANCISCO	T: +1 415 796 4400	BRUSSELS
SÃO PAULO		COLOGNE
SILICON VALLEY		FRANKFURT
WASHINGTON, D.C.	1841 Page Mill Road, Suite 250	LONDON
	Palo Alto, CA 94304-1254	MILAN
ASIA	T: +1 650 815 4100	PARIS
BEIJING		ROME
HONG KONG	D: +1 415 796 4495
SEOUL	jtho@cgsh.com

May 28, 2025

Synopsys, Inc.

675 Almanor Avenue

Sunnyvale, California 94085

Re: Synopsys, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Synopsys, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) an additional 1,600,000 shares of the Company’s common stock, par value $0.01 per share (“Shares”), to be issued by the Company pursuant the Synopsys, Inc. 2006 Employee Equity Incentive Plan, as amended (the “Equity Incentive Plan”) and (ii) an additional 2,200,000 Shares to be issued by the Company pursuant to the Synopsys, Inc. Employee Stock Purchase Plan, as amended (the “ESPP” and, together with the Equity Incentive Plan, the “Plans”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. We have further received a letter dated May 28, 2025 from John F. Runkel, Jr., General Counsel and Corporate Secretary of the Company, representing to us that the Company has available a sufficient number of shares authorized and available for issuance, together with shares authorized and issued but not outstanding, to deliver the Shares under the Plans, and are relying on such representation.

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the locations listed above.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares to be issued pursuant to the Plans have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters” and to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ J.T. Ho
J.T. Ho, a Partner